Exhibit 16.1

April 19, 2005



Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549



Re: Aegis Assessments, Inc.


We have read the statements that we understand Aegis Assessments, Inc. will include under Item 4 paragraphs 1, 3 and 6 of the Form 8-K/A report it will file regarding the recent change in its registered accounting firm. We agree with such statements made regarding our firm in those paragraphs. We have no basis to agree or disagree with other statements made under Item 4.

Yours truly,


/s/ Hein & Associates LLP


Hein & Associates LLP